Exhibit 10(D)i

MASTER AGREEMENT
RELATING TO OPTIONS GRANTED UNDER THE
ECOLAB INC. 2001 NON-EMPLOYEE DIRECTOR STOCK OPTION
AND DEFERRED COMPENSATION PLAN

THIS AGREEMENT is entered into and effective as of this             day of                            ,        , by and between Ecolab Inc. (the “Company”) and                                      (the “Optionee”).

A.            The Company has adopted the Ecolab Inc. 2001 Non-Employee Director Stock Option and Deferred Compensation Plan (the “Plan”), authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant from time to time Periodic Options to Qualified Directors and to grant as of each Annual Meeting Date and November 1st Elective Options to those Qualified Directors that have elected to receive credits to their Option Cash Accounts in lieu of Share Unit Compensation pursuant to Section 5.3 of the Plan or have elected to receive credits to their Option Cash Accounts in lieu of all or part of their Other Director Compensation pursuant to Section 5.2 of the Plan.

B.            The Company desires to advance the interests of the Company and its stockholders by enabling the Company to attract and retain the services of experienced and knowledgeable non-employee directors and to provide an incentive for such directors to increase their proprietary interest in the Company’s long-term success and progress.

Accordingly, the parties agree as follows:

ARTICLE 1.  GRANT OF OPTIONS.

Effective as of each of the dates (each, a “Date of Grant”) set forth in a written notification a grant, which written notification will be provided by the Company to the Optionee from time to time as Options (as hereinafter defined) are granted under the Plan, the Company hereby grants to the Optionee the right, privilege, and option (the “Option” and collectively, the “Options”) to purchase that number of shares (the “Option Shares”) of the Company’s common stock, $1.00 par value (the “Common Stock”) as set forth opposite such Date of Grant on the written notification, according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan.  None of the Options are intended to be “incentive stock options,” as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 2.  EXERCISE PRICE.

The per share price to be paid by the Optionee in the event of an exercise of any of the Options will be the respective price set forth opposite such Option in the written notification of grant referred to in Article 1 above.

ARTICLE 3.  DURATION OF OPTIONS AND TIME OF EXERCISE.

3.1           Exercisability and Duration.  Each Option will be immediately exercisable in full and will remain exercisable until 5:00 p.m. (St. Paul, Minnesota time) on the tenth anniversary of such Option’s respective Date of Grant (“Time of Termination”).  At the Time of Termination of an Option, such Option will become void and expire as to all unexercised Option Shares.

3.2           Termination of Service as a Director of the Company.  If the Optionee ceases to serve as a director of the Company for any reason, then each Option will remain exercisable until the earlier of the expiration of five years after the date the Optionee ceased to serve as a director of the Company or the remaining term of such Option, at which time such Option will terminate and no longer be exercised.

3.3           Effects of Actions Constituting Cause.  Notwithstanding anything in this Agreement to the contrary, in the event that the Optionee is determined by the Committee, acting in its sole discretion, to have committed any action which would constitute Cause, irrespective of whether such action or the Committee’s determination occurs before or after the Optionee ceases to serve as a director of the Company, all rights of the Optionee under the Plan and this Agreement attributable to unexercised Periodic Options then held by the Optionee will terminate and be forfeited without notice of any kind.

ARTICLE 4.  MANNER OF OPTION EXERCISE; RELOAD GRANTS.

4.1           Notice.  Each Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivering, in person, by facsimile or electronic transmission or through the mail, a written notice of exercise to the Company at its principal executive office in St. Paul, Minnesota (Attention:  Corporate Secretary, or such other person as may, from time to time, be authorized by the Corporate Secretary to receive such notices).  Such notice must be in a form satisfactory to the Committee, identify the particular Option that is being exercised (by the Date of Grant and total number of Option Shares subject to such Option), specify the number of Option Shares with respect to which such Option is being exercised, and signed by the person or persons so exercising such Option.  Such notice must be accompanied by payment in full of the total purchase price of the Option Shares purchased.  In the event that an Option is being exercised, as provided by the Plan and Sections 5.2 and 5.3 below, by any person or persons other than the Optionee, the notice must be accompanied by appropriate proof of right of such person or persons to exercise such Option.  As soon as practicable after the effective exercise of such Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.  In the event that such Option is being exercised, as provided by resolutions of the Committee and Section 4.2 below, by tender of a Broker Exercise Notice, the Company will deliver such stock certificates directly to the Optionee’s broker or dealer or their nominee.

4.2           At the time of exercise of an Option, the Optionee will pay the total purchase price of the Option Shares to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payment to be made, in whole or in part, by tender of a Broker Exercise Notice, by tender, or attestation as to ownership, of Previously Acquired Shares, or by a combination of such methods. In the event the Optionee is permitted to pay the total purchase price of such Option in whole or in part by tender or attestation as to ownership of Previously Acquired Shares, the value of such Previously Acquired Shares will be equal to their Market Price on the date of exercise of such Option.  Notwithstanding the foregoing, the exercise price payable upon the exercise of an Option by the Optionee if the Optionee has a deferral election in effect under Section 5.4 of the Plan and Section 4.3 of this Agreement must be made solely by attestation as to ownership, of Previously Acquired Shares.

4.3           Deferral of Receipt of Option Shares Issuable Upon the Stock-for-Stock Exercise of Options.  So long as the Optionee is a Qualified Director, the Optionee may elect, in accordance with Section 5.4 of the Plan and this section and any other rules and procedures the Committee deems appropriate, to defer receipt of all or a portion of the Option Shares issuable upon the stock-for-stock exercise of an Option.  An election made pursuant to this section will not be effective unless it is made on a properly completed election form received by the Committee at least six months prior to the Optionee’s exercise of the Option covered by the deferral election.  An election made pursuant to this section will not be effective unless the Optionee is a Qualified Director both at the time of execution of the deferral election and at the time of the exercise of the Option, receipt of the Option Shares of which will be deferred.  The Optionee must pay the Option exercise price by attestation as to ownership of Previously Acquired Shares.  Receipt of Option Shares deferred with respect to an Option pursuant to this section will be credited to an Optionee’s Share Account under the Plan as of the day of exercise of such Option.  The number of Share Units credited to the Optionee’s Share Account will equal the number of Option Shares with respect to which the Option was exercised pursuant to this section by the Optionee, net of the number of Shares attested to in payment of the exercise price pursuant to this section.  An election to defer receipt of all or a portion of the Option Shares issuable upon the stock-for-stock exercise of an Option pursuant to this section is irrevocable.

4.4           Reload Grants.  To the extent that (i) an Option is exercised in whole or in part at the time the Optionee is a director of the Company; and (ii) the exercise price of such Option is satisfied by the Optionee by tender or attestation as to ownership of Previously Acquired Shares, then the Optionee will automatically be granted, effective as of such date of exercise, a Reload Option to purchase the number of Shares tendered or attested to in exercising such Option, at an exercise price equal to the Market Price on the date of grant.  Such Reload Option will be immediately exercisable, will expire at the Time of Termination set forth in Section 3.1 of the original underlying Option, or earlier upon the Optionee’s termination of service as provided in Section 3.2 and will be subject to the other terms and conditions of the original underlying Option.  The right to receive a Reload Option under this section will accrue, on the terms and conditions set forth above, solely to the Optionee, and not to any permitted transferee under the terms of the Plan.  A Reload Option will not accrue or be granted on a Reload Option. Written notification will be provided by the Company to the Optionee from time to time as Reload Options are granted pursuant to this section.

ARTICLE 5.  RESTRICTIONS ON TRANSFER.

5.1           General Restriction on Transfer.  Except as otherwise provided in the Plan and this section, none of the Options nor the Option Shares acquired upon exercise of the Options may be transferred by the Optionee, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law or otherwise.  Any attempt to transfer or encumber any of the Options or the Option Shares other than in accordance with this section and the Plan will be null and void and will void such Option.

5.2           Designation of Beneficiary.  The Optionee is entitled to designate a beneficiary to receive an Option upon the Optionee’s death, and in the event of the Optionee’s death, payment of any amounts due under the Plan will be made to, and exercise of any of the Options (to the extent permitted pursuant to Article 3) may be made by, the Optionee’s legal representatives, heirs and legatees.

5.3           Gifts to Related Parties.  So long as the Optionee is a director of the Company, the Optionee is entitled to transfer all or a portion of an Option, other than for value, to the Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing the Optionee’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent of the beneficial interests, a foundation in which any of the foregoing (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests.  Any permitted transferee will remain subject to all the terms and conditions applicable to the Optionee prior to the transfer except that a transferee will have no rights to receive Reload Options under Section 4.4.  A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including, but not limited to execution and/or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

ARTICLE 6.  LIMITATION OF RIGHTS.

6.1           No Right to Continue As a Director.  Neither the Plan, nor the granting of any of the Options under the Plan and this Agreement, nor any other action taken pursuant to the Plan, will constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain the Optionee as a director of the Company for any period of time, or at any particular rate of compensation.

6.2           Rights as a Stockholder.  The Optionee will have no rights as a stockholder with respect to any Option Shares covered by an Option until the Optionee has exercised such Option, paid the exercise price and become the holder of record of such Option Shares, and, except as otherwise provided in Article 8 below, no adjustment will be made for dividends or other distributions or other rights as to which there is a record date preceding the date the Optionee becomes the holder of record of such Option Shares.

ARTICLE 7.  WITHHOLDING TAXES.

7.1           General Rules.  The Company is entitled to (a) withhold and deduct from the Optionee’s compensation and all other amounts which may be due and owing to the Optionee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and other tax requirements attributable to the grant or exercise of any Option or otherwise incurred with respect to such Option, or (b) require the Optionee promptly to remit the amount of such withholding to the Company before taking any action on the Optionee’s notice of exercise of any Option, including issuing any Option Shares, with respect to such Option.  In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

7.2           Special Rules.  The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require the Optionee to satisfy, in whole or in part, any withholding or other tax obligation as described in Section 7.1 above by remitting such amounts to the Company, by electing to tender, or attest as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such method.  For purposes of satisfying the Optionee’s withholding or other tax obligation, Previously Acquired Shares tendered or covered by an attestation will be valued at their Market Price.

ARTICLE 8.  ADJUSTMENTS.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other similar change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Optionee, will make appropriate adjustment (which determination will be conclusive) as to the number, kind and exercise price of securities subject to each Option.

ARTICLE 9.  SUBJECT TO PLAN.

9.1           Terms of Plan Prevail.  Each Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

9.2           Definitions.  Unless otherwise defined in this Agreement, the terms capitalized in this Agreement will have the same meaning as given to such terms in the Plan.

ARTICLE 10.  MISCELLANEOUS.

10.1         Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators, designated beneficiaries and successors of the parties to this Agreement.

10.2         Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota without regard to conflicts of laws provisions.  Any legal proceedings related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

10.3         Entire Agreement.  This Agreement (including any written notification of the grant of an Option) and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of each Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of such Option and the administration of the Plan.

10.4         Amendment and Waiver.  This Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

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The parties to this Agreement have executed this Agreement effective the day and year first above written.

ECOLAB INC.

By
Kenneth A. Iverson
Vice President and Secretary

[By execution of this Agreement, the Optionee acknowledges having received a copy of the Plan.]	OPTIONEE (Name)